Exhibit 10.1

SCILEX HOLDING COMPANY

(THE “COMPANY”)

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(THE “POLICY”)

Annual Cash Compensation	Amount
Board Members	$82,500
Chairs of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Commercialization and Transaction Committee	$37,500
Other Members of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Commercialization and Transaction Committee	$15,000

Equity Compensation	Number*
Initial Stock Options	7,142
Annual Stock Options	2,857

All annual cash compensation amounts for non-employee directors are payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service.

The equity compensation paid to non-employee directors will vest monthly over a period of 48 months from the date of grant with respect to the initial stock option grants and over a period of 12 months from the date of grant with respect to the annual stock option grants, in each case, subject to continued service through each vesting date.

Additionally, the Company will reimburse each outside director for reasonable travel expenses related to such director’s attendance at meetings of the Company’s board of directors and its committees.

*All share numbers in this Policy shall be subject to adjustment for any stock splits, dividends, combinations, recapitalizations and the like occurring after reverse stock split of the Company’s common stock, par value $0.0001 per share, that was completed on April 15, 2025, at a ratio of 1-for-35.